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EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Jostens, Inc. and subsidiaries
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                                                   YEARS ENDED             SIX MONTHS ENDED         YEARS ENDED
                                          ------------------------------  ------------------   --------------------
(UNAUDITED)                               JANUARY 1  JANUARY 2 JANUARY 3      DECEMBER 28       JUNE 30    JUNE 30
DOLLARS IN THOUSANDS                        2000       1999       1998           1996             1996      1995
-------------------------------------------------------------------------------------------------------------------
EARNINGS

Income from continuing operations
before income taxes ....................   $ 74,659   $ 83,520   $ 93,383      $     26          $ 87,479   $ 93,893

Interest expense
(excluding capitalized interest) .......      7,312      7,014      6,854         4,324             9,296      5,350

Portion of rent expense under
long-term operating leases
representative of an interest factor ...      1,483      1,233      2,133         1,070             2,103      2,100

Amortization of debt expense ...........        174         12         12             6               107        102
-------------------------------------------------------------------------      --------          -------------------
Total earnings .........................   $ 83,628   $ 91,779   $102,382      $  5,426          $ 98,985   $101,445
=========================================================================      ========          ===================

FIXED CHARGES

Interest expense
(including capitalized interest) .......     7,713      7,717      6,854         4,324             9,296      5,350

Portion of rent expense under
long-term operating leases
representative of an interest factor ...     1,483      1,233      2,133         1,070             2,103      2,100

Amortization of debt expense ...........       174         12         12             6               107        102
------------------------------------------------------------------------      --------          -------------------
Total fixed charges ....................  $  9,370   $  8,962   $  8,999      $  5,400          $ 11,506   $  7,552
========================================================================      ========          ===================
Ratio of earnings to fixed charges .....       8.9       10.2       11.4           1.0               8.6       13.4
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